Exhibit 6.3

AIA® Document B101™ - 2007

Standard Form of Agreement Between Owner and Architect

AGREEMENT made as of the 29th day of January in the year 2016
(In words, indicate day, month and year.)

BETWEEN the Architect’s client identified as the Owner:
(Name, legal status, address and other information)

Richard Meruelo
USA Capital Management Inc.
404 Ave Constitución 208
San Juan PR 00901
Work 787.900.5048
Mobile: 213.604.5454

Email: ricmeruelo@aol.com

and the Architect:
(Name, legal status, address and other information)

Kobi Karp
Kobi Karp Architecture & Interior Design, Inc.
2915 Biscayne Blvd
Suite 200
Miami, FL 33137
Phone: 305.573.181
Fax: 305.573.3766

for the following Project:
P-16016 1700 NE 2nd Avenue - Best Western Vibe

The Owner and Architect agree as follows.
Scope of Project:
The proposed project is the Architectural design of the Best Western Vibe hotel located at 1700 NE 2nd Avenue, Miami, FL 33132.

*Interior Design Services are not included in this contract.

Areas of Project:
Site (up to 320,082 SF)

1)	Best Western Vibe Hotel Building:
•	up to 200,000 SF
•	up to 24 stories
•	up to 500 keys (each key up to 300-350 SF)
•	conference room
•	typical amenities—as required
•	surface parking
•	whatever is required by the Hotel Franchisor

250k - 250 keys

1k/A Above 250 Rooms

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TABLE OF ARTICLES

Article 1	INITIAL INFORMATION

Article 2	ARCHITECT’S RESPONSIBILITIES

Article 3	SCOPE OF ARCHITECT’S BASIC SERVICES

Article 4	ADDITIONAL SERVICES

Article 5	OWNER’S RESPONSIBILITIES

Article 6	COPYRIGHTS AND LICENSES

Article 7	CLAIMS AND DISPUTES

Article 8	TERMINATION OR SUSPENSION

Article 9	MISCELLANEOUS PROVISIONS

Article 10	COMPENSATION

Article 11	SPECIAL TERMS AND CONDITIONS

Article 12	SCOPE OF THE AGREEMENT

Article 1              INITIAL INFORMATION

§ 1.1 This Agreement is based on the Initial Information set forth in this Article 1:

The following activities are listed for the purpose of clarifying their inclusion in Architect’s scope of services to be performed by Kobi Karp Architecture and Interior Design, Inc., a licensed and qualified architect; however, this list does not represent all work included in Architect’s scope of services. The enumeration of specific activities shall not be construed to exclude other items generally included in the services of the Architect or fairly implied therein as necessary for the satisfactory completion of services in a time and manner that complies with an agreed project schedule and conforms with laws, ordinances, rules, regulations and requirements of authorities having jurisdiction over the Project as they relate to architecture as well as architectural requirements reasonably identified as necessary to support project marketing which pertain to building, design and architecture only. All drawings, designs, renderings, models as required by Architect’s scope of services, including electronic media, is a service work done for hire and the ownership of such documents/materials vests in the Architect. It shall not be reused or modified without verification, adaptation or consent by Architect. The work product can be conveyed with the sale of the land but shall be for the sole purpose of using on this property. No such conveyance shall be made prior to all amounts due and owed are paid to the Architect at the time of said assignment and written permission is given by the Architect prior to conveyance.

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Engineering Services and other consultancy service are not part of this proposal. These services are required to be retained directly by the Owner. Architect shall not be responsible to Owner or any third-party for the professional engineering design services or related work performed by other Licensed and Insured professionals. These may include civil, structural, MEP, landscape architect and/or other professional retained by Owner as a result of the Architect’s basic coordination and integration of these services in the Contract Documents. All subcontractors necessary for approval are to be paid directly by Owner to Engineer. Architect shall not be responsible for any professional services rendered by any licensed and insured engineer or Owner’s consultants. This group of consultants must be both Licensed and Insured and may include:

Structural Engineer	Mechanical Plumbing Electrical Engineer
Civil Engineer	Landscape Architect
Specification Writer	Waterproofing Consultant
Land Planner	FAA Consultant
Geotechnical Consultant	Vertical Transportation Consultant
Kitchen Consultant	Security Audio Visual, Telecommunications
Lighting Consultant	Acoustical Consultant
Building Department Expediter	Code Consultant
Zoning Attorney and Zoning Consultant	Residential Marketing Consultant
Construction Manager Pre-Con Services	Life Safety Consultant
Pool/Water Feature Consultant	Permit Expeditor
Spa Consultant	Elevator Consultant
Parking Lift Consultant	Demolition Consultant

§ 1.2 The Owner’s anticipated dates for commencement of construction and Substantial Completion of the Work are set forth below:

.1	Commencement of construction date

7/1/2016

.2	Substantial Completion date:

7/1/2017

§ 1.3 The Owner and Architect may rely on the Initial Information. Both parties, however, recognize that such information may materially change and, in that event, the Owner and the Architect shall appropriately adjust the schedule, the Architect’s services and the Architect’s compensation.

Article 2              ARCHITECT’S RESPONSIBILITIES

§ 2.1 The Architect shall provide the professional services as set forth in this Agreement.

§ 2.2 The Architect shall perform its services consistent with the professional skill and care ordinarily provided by architects practicing in the same or similar locality under the same or similar circumstances. The Architect shall perform its services as expeditiously as is consistent with such professional skill and care and the orderly progress of the Project.

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§ 2.3 The Architect shall identify a representative authorized to act on behalf of the Architect with respect to the Project.

§ 2.4 Except with the Owner’s knowledge and written consent, the Architect shall not engage in activities, or accept employment, interest or contribution that would reasonably appear to compromise the Architect’s professional judgment with respect to this Project.

Article 3              SCOPE OF ARCHITECT’S BASIC SERVICES

§ 3.1 The Architect’s Basic Services consist of those described in Article 3 and do not include structural, mechanical, and electrical engineering services. Services not set forth in this Article 3 are Additional Services. Owner shall hire licensed and insured engineers.

§ 3.1.1          The Architect is only licensed by State of Florida License to provide architectural services, not the engineering services required to deliver the Project. The Owner acknowledges that the engineering consultants required to complete the Project are licensed and insured independent contractors and not agents of the Architect. As the Architect cannot render or supervise the engineering services of an independent consultant, the Owner hereby agrees that any claims regarding engineering services provided by the engineering consultants shall be asserted directly against the engineers, without the inclusions of the Architect, and the Owner waives any derivative claims against the Architect as a result of the Architect’s incorporation of the Owner’s consultants’ plans required to complete the project.

§ 3.1.2          The Architect shall manage the Architect’s services, consult with the Owner, research applicable design criteria, attend Project meetings, communicate with members of the Project team and report progress to the Owner.

§ 3.1.3          The Architect shall incorporate its services with those services provided by the Owner’s consultants. The Architect shall be entitled to rely on the accuracy and completeness of services and information furnished by the Owner and the Owner’s consultants. The Architect shall provide prompt written notice to the Owner if the Architect becomes aware of errors, omissions or inconsistencies in such services or information.

§ 3.1.4          If required by Owner, the Architect shall review for the Owner’s approval a schedule for the performance of the project. The schedule and program shall initially include anticipated dates for the commencement of construction and for Substantial Completion of the Work as set forth in the Initial Information. The schedule shall include allowances for periods of time required for the Owner’s review, for the performance of the Owner’s consultants, and for approval of submissions by authorities having jurisdiction over the Project. Once approved by the Owner, time limits established by the schedule shall not, except for reasonable cause, be exceeded by the Architect or Owner. With the Owner’s approval, the Architect shall work within the schedule, if necessary, as the Project proceeds until the commencement of construction.

§ 3.1.5          The Architect shall not be responsible for an Owner’s directive or substitution made without the Architect’s approval.

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§ 3.1.6          The Architect shall, at appropriate times and if required, contact the governmental authorities required to approve the Construction Documents, the Owner’s engineers will be responsible for contracting the entities providing utility services to the Project.

§ 3.1.7          The Architect shall assist the Owner, if required, in connection with the Owner’s responsibility for filing architecturally related documents required for the approval of governmental authorities having jurisdiction over the Project. Owner shall hire permit expeditor.

§ 3.2 CONCEPTUAL DESIGN /ZONING PHASE

Architect will participate in an initial kick-off meeting to understand the consolidated Owner’s objectives, the project schedule and program, and other considerations relevant to the development of the project. Work will proceed based upon the available criteria and appropriate background information provided by the Owner as a foundation for creating plans, layouts and designs that satisfy the Owner’s requirements and recommendations. Plans submitted will become the basis for the further development and implementation of the design.

§ 3.2.1          Conceptual Design; In order to initiate the design phase, the Architect shall receive the following information from the Owner:

§ 3.2.1.1    Boundary Survey of all parcels (electronic in AutoCAD file version). Architect not responsible for accuracy of Owner-provided survey. Site Survey by professional measuring consultant in CAD to be provided by Owner.

§ 3.2.1.2    Any additional information pertinent to developing the conceptual design and zoning submission approval package. Owner’s program to be provided.

§ 3.2.1.3    Deliverables shall include the following:

a.	The conceptual plans related to this stage
b.	Up to two (2) meetings with Owner for up to two (2) hours each to be held at Architect’s offices.
c.	Up to three (3) 3-D color renderings.

§ 3.2.2          Zoning Submittal; After approval of conceptual design, prepare CADD plans suitable for submittal to the municipality for planning and/or zoning. Plans shall include municipal requirements and shall also meet Owner’s preliminary programmatic needs (program to be provided by the Owner in writing prior to proceeding with this phase). The zoning package shall include the following:

§ 3.2.2.1    Appropriate floor plans, elevations, building section(s), tabular data sheet as well as other documents required by the municipalities/public authorities/City of Miami for approval to properly represent the design intent of the project.

§ 3.2.2.2    Address staff comments during the review process.

§ 3.2.2.3    Aid in obtaining by sign-off from City. Architect shall endeavor to get approval from Hotel Franchisor.

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§ 3.2.2.4    shall include the following:

a.	(1) final conceptual design package to present to the City Planner prior to formal zoning submittal to the Municipality
b.	One (1) progress zoning package
c.	One (1) final zoning package to be submitted to the municipality to commence the approval process.
d.	Up to two (2) meetings with the Owner for up to two (2) hours each to review the project in the Architect’s offices as required.
e.	Up to two (2) meetings with the municipalities/public authorities for up to two (2) hours each to review the project before and during the zoning phase if required.
f.	Attendance at one (1) public hearing if required. Hearings due to changes in program, neighborhood issues or City regulations are considered Additional Services.

*Should Kohl Karp Architecture and Interior Design Inc. submit to Owner any work for the Concept Design Zoning phase and the project does not continue for any reason, and KKAID Inc. is not retained as the Architect for the Project, a one-time liquidated damages fee of $_______ shall be due to KKAID within 3 days in addition to the full payment of the entire Phase.

§ 3.3 SCHEMATIC DESIGN PHASE SERVICES

§ 3.3.1          Based on the Owner’s approval of the Concept Design and Zoning Package, the Architect shall prepare Schematic Design Documents for the Owner’s approval. The Schematic Design Documents shall consist of drawings and other documents including a site plan, if appropriate, and preliminary building plans, sections and elevations; and may include some combination of study models, perspective sketches, or digital modeling per deliverables listed herein. Preliminary selections of major building systems and construction materials shall he noted on the drawings or described in writing. Architect shall get approvals for project from Hotel Franchisor within Architects control.

§ 3.3.1.1    The Architect shall consider the value of alternative materials, building systems and equipment, together with other considerations based on program and aesthetics, in developing a design for the Project that is consistent with the Owner’s program and schedule within Architect’s control.

§ 3.3.2          The Architect shall review the Schematic Design Documents with the Owner, and request the Owner’s approval.

§ 3.3.3          Architect will attend up to three (3) meetings of up to two (2) hours each with Owner and Owner’s consultants in Architect’s office. Any changes, revisions, and/or modifications by Owner resulting in additional meetings shall result in additional services.

§ 3.4 DESIGN DEVELOPMENT PHASE SERVICES

§ 3.4.1          Based on the Owner’s approval of the Schematic Design Documents and on the Owner’s authorization of any adjustments in the Project requirements, the Architect shall prepare the Design Development Documents for the Owner’s approval. The Design Development Documents shall illustrate and describe the development of the approved Schematic Design Documents and shall consist of drawings and other documents including plans, sections, elevations, typical construction details, and diagrammatic layouts of building systems to fix and describe the size and character of the Project as to architectural and incorporate the structural, mechanical and electrical systems provided by Owner’s engineers, and such other elements as may be appropriate.

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§ 3.4.2          Architect will attend up to three (3) meetings of up to two (2) hours each with Owner and Owner’s consultants in Architect’s office. Any changes, revisions, and/or modifications by Owner resulting in additional meetings shall result in additional services.

* Architect shall endeavor to get approval from Hotel Franchisor.

§ 3.5 CONSTRUCTION DOCUMENTS PHASE SERVICES

§ 3.5.1          Based on the Owner’s approval of the Design Development Documents and on the Owner’s authorization of any adjustments in the Project requirements, the Architect shall prepare Construction Documents for the Owner’s approval. The Construction Documents shall illustrate and describe the further development of the approved Design Development Documents and shall consist of Drawings listed on the plans setting forth in detail the quality levels of materials and systems and other requirements for the construction of the Work. The Owner and Architect acknowledge that in order to construct the Work the Contractor will provide additional information, including Shop Drawings, Product Data, Samples and other similar submittals, which the Architect shall review. (At this time, Construction Phase services are not included in the contract).

§ 3.5.2          The Architect shall incorporate into the Construction Documents the design requirements of governmental authorities having jurisdiction over the Project.

§ 3.5.3          Architect will attend up to three (3) meetings of up to two (2) hours each with Owner and Owner’s consultants in Architect’s office. Any changes, revisions, and/or modifications by Owner resulting in additional meetings shall result in additional services.

§ 3.5.4          Owner shall hire a permit expeditor. Architect is not responsible for program or effectiveness of Owner’s expeditor.

* Plans will be complete when they are approved by all building departments required to get a building permit.

§ 3.5.5          CONSTRUCTION PHASE (TBD)

Article 4              ADDITIONAL SERVICES

§ 4.1 Any additional work not included in the Scope of Work contained herein including additional architectural design services, additional interior design services, furniture design and selection, value engineering, marketing services, LEED Certification, and meetings with community boards, governmental agencies and officials, mutually agreed to in advance by the Owner and Architect shall be charged as an Additional Service billed on an hourly basis and invoiced monthly based on the Architect’s standard hourly rates.

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§ 4.2 Additional Services listed below are not included in Basic Services but may be required for the Project. The Owner shall compensate the Architect as provided in Section 11.2.
(Designate the Additional Services the Architect shall provide in the second column of the table below. in the third column indicate whether the service description is located in Section 4.2 or in an attached exhibit. If in an exhibit, identify the exhibit.)

§	4.2.1	Providing services beyond the task phases listed in this agreement.
§	4.2.2	Providing more than one (1) design scheme as described herein.
§	4.2.3	Provide Marketing Brochure and/or Leasing Documents not otherwise listed in this Agreement
§	4.2.4	Providing Sales center / trailer or Construction trailer plans.
§	4.2.5	Providing Construction Phase services.
§	4.2.6	Providing any additional hours, site visits or meetings requested over and above the allotted time as per each phase of the agreement. These hours shall be billed based on the hourly rates depicted in this Agreement.
§	4.2.7	Providing permit expediting services.
§	4.2.8	Providing analyses of the Owner’s needs and programming the requirements of the Project.
§	4.2.9	Providing financial feasibility or other special studies.
§	4.2.10	Providing planning surveys, site evaluations or comparative studies of prospective sites.
§	4.2.11	Providing special surveys, environmental studies and submissions required for approvals of governmental authorities or others having jurisdiction over the Project.
§	4.2.12	Providing services relative to future facilities, systems and equipment.
§	4.2.13	Providing services to investigate existing measurements or facilities or to make measured drawings thereof.
§	4.2.14	Providing services to verify the accuracy of drawings or other information furnished by the Owner.
§	4.2.15	Providing coordination of construction performed by separate contractors or by the Owner’s own forces and coordination of services required in connection with construction performed and equipment supplied by the Owner.
§	4.2.16	Providing services in connection with the work of separate consultants retained by the Owner other than a construction manager.
§	4.2.17	Providing detailed estimates of Construction Cost.
§	4.2.18	Providing detailed quantity surveys or inventories of material, equipment and labor.
§	4.2.19	Providing analyses of owning and operating costs.
§	4.2.20	Providing interior design and other similar services required for or in connection with the coordination, selection, procurement or installation of furniture, furnishings and related equipment.
§	4.2.21	Providing services for planning tenant or rental spaces.
§	4.2.22	Making investigations, inventories of materials or equipment, or valuations and detailed appraisals of existing facilities.
§	4.2.23	Providing assistance in the utilization of equipment or systems such as testing, adjusting and balancing, preparation of operation and maintenance manuals, training personnel for operation and maintenance, and consultation during operation.

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§	4.2.24	Providing services after issuance to the Owner of the final Certificate for Payment or in the absence of a final Certificate for Payment, more than 60 days after the date of Substantial Completion of the Work.
§	4.2.25	Providing services of consultants for other than architectural portions of the Project provided as a part of Basic Services.
§	4.2.26	Providing any other services not otherwise included in this Agreement or not customarily furnished in accordance with generally accepted architectural practice, to include but are not limited to additional 3D Renderings, scale models & videos.
	4.2.27	A one-time modeling fee to be determined shall be billed for each 3D model.
Renderings not included in this agreement shall be billed at the following estimated fees:
Massing Rendering	$1,500.00/image
Historic Preservation Massing Rendering	$1,500.00/image
Sun Study Rendering	$500.00/image
Standard Rendering	$2,000.00/image
Interior Architecture Rendering	$1,500.00/image
Interior Design Rendering	$3,000.00/image
360-Degree Rendering	$3,000.00/image
Marketing Rendering	$3,000.00/image
§	4.2.28	Value Engineering.
§	4.2.29	As-Built Drawings.
§	4.2.30	3-D CGI Renderings as requested.
§	4.2.31	Providing services required because of significant changes in the project including size, scope, quality, complexity, the Owner’s Schedule, or the method of bidding or negotiating and contracting for construction.
§	4.2.32	Preparing drawings, plan notes and other documentation and supporting data, evaluating Contractor’s proposals, and providing other services in connection with Change Orders and Construction Change Directives.
§	4.2.33	Providing consultation concerning replacement of Work damaged by Fire or other cause during construction, and furnishing services required in connection with the replacement of such work.
§	4.2.34	Providing revisions Inconsistent with approvals or instructions previously given by Owner
§	4.2.35	Providing revisions due to errors or omissions in the Services of any Owner’s consultant or anyone performing Work.
§	4.2.36	Providing revisions required by the enactment or revisions to codes, laws or regulations subsequent to the preparation of such documents.
§	4.2.37	Providing revisions due to changes required as a result of Owner’s failure to render decisions in a timely manner.
§	4.2.38	At commence of Project, any material differences between actual conditions and any surveys, analyses, geotechnical, soils and other reports provided to Architect that result in work or changes outside the scope of this agreement shall be considered additional services.
§	4.2.39	Providing revisions required to reduce the cost of the Project to comply with previous cost estimates or Project Budgets, including value engineering.

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§	4.2.40	Construction period, the Owner may elect to be billed hourly or monthly construction payments for the project.
§	4.2.41	Owner requested changes or modifications once phase has commenced will be considered as an additional service.
§	4.2.42	Legal review of lender documents for Architect’s consent and approval.
§	4.2.43	Neighborhood Impact Establishment meetings in addition to the number of meetings contained within this agreement.
§	4.2.44	City hearings in addition to the number of hearings contained within this agreement or hearings due to changes in Owner’s program/scope or third-party issues.
§	4.2.45	Responding to governmental agencies’ comments based on special circumstances after proposed approval in addition to presentation included in basic services.
§	4.2.46	Switching of Architect of record.
§	4.2.47	Demolition plans otherwise not specifically included in scope/deliverables herein.
§	4.2.48	Unless otherwise stated in the scope herein, design of separate structures shall be an Additional Service.
§	4.2.49	Providing services required for permitting because of superfluous comments due to Owner-hired private provider.

§ 4.3 Additional Services may be provided after execution of this Agreement, without invalidating the Agreement. Any Additional Services provided in accordance with Section 4.2 shall entitle the Architect to compensation pursuant to Section 10.3 and an appropriate adjustment in the Architect’s schedule.

§ 4.3.1          Upon recognizing the need to perform the following Additional Services, the Architect shall notify the Owner with reasonable promptness and explain the facts and circumstances giving rise to the need. The Architect shall not proceed to provide the following services until the Architect receives the Owner’s written or e-mailed requests or when authorization is given:

.1	Services necessitated by a change in the Initial Information, previous instructions or approvals given by the Owner, or a material change in the Project including, but not limited to, size, quality, complexity, the Owner’s schedule, or procurement or delivery method;
.2	Services necessitated by the Owner’s request for extensive environmentally responsible design alternatives, such as unique system designs, in-depth material research, energy modeling, or LEED® certification;
.3	Changing or editing previously prepared Instruments of Service necessitated by the enactment or revision of codes, laws or regulations or official interpretations;
.4	Services necessitated by decisions of the Owner not rendered in a timely manner or any other failure of performance on the part of the Owner or the Owner’s consultants or contractors;
.5	Preparing digital data for transmission to the Owner’s consultants and contractors, or to other Owner authorized recipients;
.6	Preparation of design and documentation for alternate bid or proposal requests proposed by the Owner;
.7	Preparation for, and attendance at, a public presentation, meeting or hearing outside the basic scope of services contained within this agreement;

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.8	Preparation for, and attendance at a dispute resolution proceeding or legal proceeding, except where the Architect is party thereto;
.9	Evaluation of the qualifications of bidders or persons providing proposals;
.10	Consultation concerning replacement of Work resulting from fire or other cause during construction; or
.11	Assistance to the Initial Decision Maker, if other than the Architect.

§ 4.3.2          If the services covered by this Agreement have not been completed within eighteen (18) months of the date of this Agreement, through no fault of the Architect, extension of the Architect’s services beyond that time shall be compensated as Additional Services.

Article 5              OWNER’S RESPONSIBILITIES

§ 5.1 Unless otherwise provided for under this Agreement, the Owner shall provide information in a timely mariner regarding requirements for and limitations on the Project, including a written program which shall set forth the Owner’s objectives, schedule, constraints and criteria, including space requirements and relationships, flexibility, expandability, special equipment, systems and site requirements. Within 15 days after receipt of a written request from the Architect, the Owner shall furnish the requested information as necessary and relevant for the Architect to evaluate, give notice of or enforce lien rights.

§ 5.2 The Owner shall identify a representative authorized to act on the Owner’s behalf with respect to the Project. The Owner shall render decisions and approve the Architect’s submittals in a timely manner in order to avoid unreasonable delay in the orderly and sequential progress of the Architect’s services.

§ 5.3 The Owner shall furnish surveys to describe physical characteristics, legal limitations and utility locations for the site of the Project, and a written legal description of the site. The surveys and legal information shall include, as applicable, grades and lines of streets, alleys, pavements and adjoining property and structures; designated wetlands; adjacent drainage; rights-of-way, restrictions, easements, encroachments, zoning, deed restrictions, boundaries and contours of the site; locations, dimensions and necessary data with respect to existing buildings, other improvements and trees; and information concerning available utility services and lines, both public and private, above and below grade, including inverts and depths. All the information on the survey shall be referenced to a Project benchmark. Architect shall not be responsible for accuracy of Owner’s provided surveys and related information.

§ 5.4 The Owner shall furnish services of geotechnical engineers, which may include but are not limited to test borings, test pits, determinations of soil bearing values, percolation tests, evaluations of hazardous materials, seismic evaluation, ground corrosion tests and resistivity tests, including necessary operations for anticipating subsoil conditions, with written reports and appropriate recommendations. Architect shall not be responsible for accuracy of said reports.

§ 5.5 The Owner shall incorporate the services of its own consultants with those services provided by the Architect. Upon the Architect’s request, the Owner shall furnish copies of the scope of services in the contracts between the Owner and the Owner’s consultants. The Owner shall furnish the services of consultants when the Architect requests such services and demonstrates that they are reasonably required by the scope of the Project. The Owner shall require that its consultants maintain professional liability insurance as appropriate to the services provided.

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§ 5.6 The Owner shall furnish tests, inspections and reports required by law or the Contract Documents, such as structural, mechanical, and chemical tests, tests for air and water pollution, and tests for hazardous materials. Architect shall not be responsible for accuracy of said tests.

§ 5.7 The Owner shall furnish all legal, insurance and accounting services, including auditing services, that may be reasonably necessary at any time for the Project to meet the Owner’s needs and interests.

§ 5.8 The Owner shall provide prompt written notice to the Architect if the Owner becomes aware of any fault or defect in the Project, including errors, omissions or inconsistencies in the Architect’s Instruments of Service.

§ 5.9 Except as otherwise provided in this Agreement, or when direct communications have been specially authorized, the Owner shall communicate with the Contractor directly and inform the Owner’s consultants about matters arising out of or relating to the Contract Documents. The Owner shall promptly notify the Architect of any direct communications that may affect the Architect’s services.

§ 5.10 The Owner shall provide the Architect access to the Project site prior to commencement of the Work and shall obligate the Contractor to provide the Architect access to the Work wherever it is in preparation or progress.

Article 6              COPYRIGHTS AND LICENSES

§ 6.1 The Architect and the Owner warrant that in transmitting Instruments of Service, or any other information, the Architect remains the owner of the copyright of such information or has permission from the copyright owner to transmit such information for its use on the Project. If the Owner and Architect intend to transmit Instruments of Service or any other information or documentation in digital form, they shall endeavor to establish necessary protocols governing such transmissions.

§ 6.2 The Architect shall be deemed the author and owner of the respective Instruments of Service, including the Drawings and plan notes, and shall retain all common law, statutory and other reserved rights, including copyrights. Submission or distribution of Instruments of Service to meet official regulatory requirements or for similar purposes in connection with the Project is not to be construed as publication in derogation of the reserved rights of the Architect.

§ 6.3 © The work product provided by Kohl Karp Architecture and Interior Design, Inc. is the sole property of Kobi Karp Architecture and Interior Design, Inc. The work product may not be used without the expressed written consent of Kobi Karp Architecture and Interior Design, Inc (KKAID).

§ 6.4 Upon execution of this Agreement, the Architect grants to the Owner a nonexclusive license to use the Architect’s Instruments of Service solely and exclusively for purposes of constructing, using, maintaining, altering and adding to the Project, provided that the Owner substantially performs its obligations, including prompt payment when due, under this Agreement and so long as the Architect is the current Architect of Record for the project. The license granted under this section permits the Owner to authorize the Contractor, Subcontractors, Sub-subcontractors, and material or equipment suppliers, as well as the Owner’s consultants and separate contractors, to reproduce applicable portions of the Instruments of Service solely and exclusively for use in performing services or construction for the Project. CAD Releases are required. If the Owner or Architect rightfully terminates this Agreement for cause as provided in Section 8.4, the license granted in this Section 6.4 shall terminate. The Owner must obtain approval in writing from Architect to use Instruments of Service.

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§ 6.4.1          In the event the Owner uses the Instruments of Service without retaining the author of the Instruments of Service, the Owner releases the Architect and Architect’s consultant(s) from all claims and causes of action arising from such uses. The Owner, to the extent permitted by law, further agrees to indemnify and hold harmless and defend the Architect from all costs and expenses, including the cost of defense, related to claims and causes of action asserted by any third person or entity to the extent such costs and expenses arise from the Owner’s use of the Instruments of Service under this Section 6.5.

§ 6.5 Except for the licenses granted in this Article 6, no other license or right shall be deemed granted or implied under this Agreement. The Owner shall not assign, delegate, sublicense, pledge or otherwise transfer any license granted herein to another party without the prior written agreement of the Architect. Any unauthorized use of the Instruments of Service shall be at the Owner’s sole risk and without liability to the Architect.

§ 6.6 All architectural design work generated including, but not limited to, drawings, renderings, photographs, plans, studies, approvals, submissions and models are the express property of the Architect and may not be published or used to construct the project by another professional or should this contract be terminated without the prior written permission from Kobi Karp Architecture & Interior Design, Inc.

Article 7              CLAIMS AND DISPUTES

§ 7.1 GENERAL

§ 7.1.1          The Owner and Architect shall commence all claims and causes of action, whether in contract, tort, or otherwise, against the other arising out of or related to this Agreement in accordance with the requirements of the method of binding dispute resolution selected in this Agreement within the period specified by applicable law. The Owner and Architect waive all claims and causes of action not commenced in accordance with this Section 7.1.1.

§ 7.1.2          To the extent damages are covered by property insurance, the Owner and Architect waive all rights against each other and against the contractors, consultants, agents and employees of the other for damages, except such rights as they may have to the proceeds of such insurance as set forth in General Conditions of the Contract. The Owner or the Architect, as appropriate, shall require of the consultants, agents and employees of any of them similar waivers in favor of the other parties enumerated herein.

§ 7.1.3          The Architect and Owner waive consequential damages for claims, disputes or other matters in question arising out of or relating to this Agreement. This mutual waiver is applicable, without limitation, to all consequential damages due to either party’s termination of this Agreement, except as specifically provided in Section 8.7.

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§ 7.2 MEDIATION

§ 7.2.1          Any claim, dispute or other matter in question arising out of or related to this Agreement shall be subject to mediation as a condition precedent to binding dispute resolution. If such matter relates to or is the subject of a lien arising out of the Architect’s services, the Architect may proceed in accordance with applicable law to comply with the lien notice or filing deadlines prior to resolution of the matter by mediation or by binding dispute resolution.

§ 7.2.2          The Owner and Architect shall endeavor to resolve claims, disputes and other matters in question between them by mediation which, unless the parties mutually agree otherwise, shall be administered by the American Arbitration Association in accordance with its Construction Industry Mediation Procedures in effect on the date of the Agreement. A request for mediation shall be made in writing, delivered to the other party to the Agreement, and filed with the person or entity administering the mediation. The request may be made concurrently with the filing of a complaint or other appropriate demand for binding dispute resolution but, in such event, mediation shall proceed in advance of binding dispute resolution proceedings, which shall be stayed pending mediation for a period of 60 days from the date of filing, unless stayed for a longer period by agreement of the parties or court order.

§ 7.2.3          The parties shall share the mediator’s fee and any filing fees equally. The mediation shall be held in the place where the Project is located, unless another location is mutually agreed upon. Agreements reached in mediation shall be enforceable as settlement agreements in any court having jurisdiction thereof.

Article 8              TERMINATION OR SUSPENSION

§ 8.1 If the Owner fails to make payments to the Architect in accordance with this Agreement, such failure shall be considered substantial nonperformance and cause for termination or, at the Architect’s option, cause for suspension of performance of services under this Agreement. If the Architect elects to suspend services, the Architect shall give seven days’ written notice to the Owner before suspending services. In the event of a suspension of services, the Architect shall have no liability to the Owner for delay or damage caused the Owner because of such suspension of services. Before resuming services, the Architect shall be paid all amounts due prior to suspension and any expenses, additional services and reimbursables incurred in the interruption and resumption of the Architect’s services. The Architect’s fees for the remaining services and the time schedules shall be equitably adjusted.

§ 8.2 If the Owner suspends the Project, the Architect shall be compensated for services performed prior to notice of such suspension in addition to full fee for the subsequent phase and/or any phase commenced. When the Project is resumed, the Architect shall be compensated for expenses incurred in the interruption and resumption of the Architect’s services. The Architect’s fees for the remaining services and the time schedules shall be equitably adjusted.

§ 8.3 If the Owner suspends the Project for more than 90 cumulative days for reasons other than the fault of the Architect, the Architect may terminate this Agreement by giving not less than thirty days’ written notice.

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§ 8.4 Either party may terminate this Agreement upon not less than thirty days’ written notice should the other party fail substantially to perform in accordance with the terms of this Agreement through no fault of the party initiating the termination.

§ 8.5 The Owner may terminate this Agreement upon not less than thirty days’ written notice to the Architect with cause only at Owner’s written request.

§ 8.6 In the event of termination not due to the fault of the Architect, the Architect shall be compensated for services performed prior to termination in addition to full fee for the subsequent phase and/or any phase commenced, together with Additional Services and Reimbursable Expenses then due and all Termination Expenses as defined in Section 8.7.

§ 8.7 Termination Expenses are in addition to compensation for the Architect’s services and include expenses directly attributable to termination for which the Architect is not otherwise compensated, plus an amount for the Architect’s anticipated profit on the value of the services not performed by the Architect.

§ 8.8 The Owner’s rights to use the Architect’s Instruments of Service in the event of a termination of this Agreement are set forth in Article 6 and Section 10.8.

Article 9              MISCELLANEOUS PROVISIONS

§ 9.1 This Agreement shall be governed by the law of the place where the Project is located, Miami-Dade County, Florida.

§ 9.2 The Owner and Architect, respectively, bind themselves, their agents, successors, assigns and legal representatives to this Agreement. Neither the Owner nor the Architect shall assign this Agreement without the written consent of the other, except that the Owner may assign this Agreement to a lender providing financing for the Project if the lender agrees to assume the Owner’s rights and obligations under this Agreement.

§ 9.3 If the Owner requests the Architect to execute certificates, the proposed language of such certificates shall be submitted to the Architect for review at least 14 days prior to the requested dates of execution. If the Owner requests the Architect to execute consents reasonably required to facilitate assignment to a lender, the Architect shall execute all such consents that are consistent with this Agreement, provided the proposed consent is submitted to the Architect for review at least 14 days prior to execution. The Architect shall not be required to execute certificates or consents that would require knowledge, services or responsibilities beyond the scope of this Agreement.

§ 9.4 Nothing contained in this Agreement shall create a contractual relationship with or a cause of action in favor of a third party against either the Owner or Architect.

§ 9.5 Unless otherwise required in this Agreement, the Architect shall have no responsibility for the discovery, presence, handling, removal or disposal of, or exposure of persons to, hazardous materials or toxic substances in any form at the Project site.

§ 9.6 The Architect shall have the right to post a sign on the property as well as include photographic or artistic representations of the design of the Project among the Architect’s promotional and professional materials. The Architect shall be given reasonable access to the completed Project to make such representations. However, the Architect’s materials shall not include the Owner’s confidential or proprietary information if the Owner has previously advised the Architect in writing of the specific information considered by the Owner to be confidential or proprietary. The Owner shall provide professional credit for the Architect in the Owner’s promotional materials for the Project.

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§ 9.7 If the Architect or Owner receives information specifically designated by the other party as “confidential” or “business proprietary,” the receiving party shall keep such information strictly confidential and shall not disclose it to any other person except to (1) its employees, (2) those who need to know the content of such information in order to perform services or construction solely and exclusively for the Project, or (3) its consultants and contractors whose contracts include similar restrictions on the use of confidential information.

Article 10          COMPENSATION

§ 10.1 For the Architect’s Basic Services described under Article 3, the Owner shall compensate the Architect as follows and fees are non-refundable:

Fees:
Tasks	Phases	Fee	Fee Breakdown
(01)	Conceptual Design / Zoning Phase	$100,000.00
	Commence	$50,000.00	$50,000.00
	Submit		$50,000.00
(02)	Schematic Design	$100,000.00
	Commence		$50,000.00
	Submit to Owner		$50,000.00
(03)	Design Developer	$100,000.00
	Commence	$50,000.00	$50,000.00
	Submit to Owner		$50,000.00
(04)	Construction Documents	$200,000.00
	Commence		$100,000.00
	Submit		$100,000.00
(05)	Additional Services	Hourly as Required
	* Total Basic Compensation	$500,000.00

**Construction Phase Services shall be discussed at a later date and are not included in this Agreement. FEE SHALL BE 250K WITH $1,000 FOR EACH KEY ABOVE 250 KEYS.

§ 10.2 For Additional Services designated in Section 4.1. the Owner shall compensate the Architect as should an hourly rate method or billing be required by Owner:

See-Section 10.5

§ 10.3 For Additional Services that may arise during the course of the Project_ including those under Owner shall compensate the Architect as follows:

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Pre-Determined Flat Fee

§ 10.4 Compensation for Additional Services of the Architect’s consultants when not included in Section 11.2 or 11.3, shall be the amount invoiced to the Architect plus « N/A »percent (u » %), or as otherwise stated below:

No Architect’s Consultants

§ 10.5 The hourly billing rates for services of the Architect are set forth below. The rates shall be adjusted in accordance with the Architect’s normal review practices.

Rates increase at 10% per Annum

Employee or Category	Rate
Principal	$450/hour
Sr. Project Designer	$400/hour
Sr. Project Manager	$350/hour
Project Manager/Project Designer	$275/hour
Asst. Project Manager	$250/hour
Draftsman	$150/hour
Field Architect	$350/hour

§ 10.6 COMPENSATION FOR REIMBURSABLE EXPENSES

§ 10.6.1      Reimbursable Expenses are in addition to compensation for Basic and Additional Services and include expenses incurred by the Architect directly related to the Project, as follows:

.1	Transportation and authorized local/out of town travel (i.e. rental cars, taxi, mileage) and subsistence; Travel and out-of-town living expenses by the Managing Partner of the Firm will be business class.
.2	Long distance services, dedicated data and communication services, teleconferences, Project Web sites, and extranets;
.3	Fees paid for securing approval of authorities having jurisdiction over the Project;
.4	Printing, reproductions, plots, standard form documents;
.5	Postage, handling and delivery;
.6	Expense of overtime work requiring higher than regular rates, if authorized in advance by the Owner;
.7	Renderings, models, mock-ups, professional photography, and presentation materials requested by the Owner;
.8	All taxes levied on reimbursable expenses;
.9	Expense of professional liability insurance; and/or KKALD’ s expense of professional liability insurance dedicated exclusively to this Project, or the expense of additional insurance coverage or limits if the Owner requests such insurance in excess of that normally carried by the Architect’s consultants.
.10	CD Rom in digital for Owner $500.00 per transfer;
.11	Site office expenses; and
.12	Other similar Project-related expenditures.

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.13	Legal review of documents required for Architect’s signature.

§ 10.6.2      For Reimbursable Expenses the compensation shall be the expenses incurred by the Architect plus fifteen percent (15%) the expenses incurred.

§ 10.7 COMPENSATION FOR USE OF ARCHITECT’S INSTRUMENTS OF SERVICE

If the Owner terminates the Architect for its convenience under Section 8.5, or the Architect terminates this Agreement under Section 8.3, the Owner shall pay a licensing fee as compensation for the Owner’s continued use of the Architect’s Instruments of Service solely for purposes of completing, using and maintaining the Project as follows:

TBD

§ 10.8 PAYMENTS TO THE ARCHITECT

§ 10.8.1      An initial payment of Forty Thousand Dollars ($40,000.00) shall be made upon execution of this Agreement prior to commencement of any work and is the minimum payment under this Agreement. It shall be credited to the Owner’s account in the first invoice.

§ 10.8.2      Unless otherwise agreed, payments for services shall be made monthly in proportion to services performed. Payments are due and payable upon presentation of the Architect’s invoice. Amounts unpaid Thirty (30) days after the invoice date shall bear interest at the rate entered below, or in the absence thereof at the legal rate prevailing from time to time at the principal place of business of the Architect.
(Insert rate of monthly or annual interest agreed upon.)

6% Six

§ 10.8.3      The Owner shall not withhold amounts from the Architect’s compensation to impose a penalty or liquidated damages on the Architect, or to offset amounts requested by or paid to contractors for the cost of changes in the Work unless the Architect agrees or has been found liable for the amounts in a binding dispute resolution proceeding.

§ 10.8.4      Records of Reimbursable Expenses, expenses pertaining to Additional Services, and services performed on the basis of hourly rates shall be available to the Owner at mutually convenient times.

Article 11          SPECIAL TERMS AND CONDITIONS

Special terms and conditions that modify this Agreement are as follows:

1)	The Owner shall furnish surveys to describe physical characteristics, legal limitations and utility locations for the site of the Project, and written legal description of the site. The surveys and legal information shall include, as applicable, grades and lines of streets, alleys, pavements and adjoining property and structures; adjacent drainage; right-of-way, restrictions, easements, encroachments, zoning, deed restrictions, boundaries, and contours of the site; locations, dimensions and necessary data with respect to existing buildings, other improvements and trees; and information concerning available utility services and lines, both public and private, above and below grade, including inverts and depths. All the information on the survey shall be referenced to project benchmark. Architect is not responsible for accuracy of survey furnished by the Owner.

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2)	The Owner shall furnish services of geotechnical engineers which may include but are not limited to test borings, test pits, determinations of soil bearing values, percolation tests, evaluations of hazardous materials, ground corrosion tests and resistivity tests, including necessary operations for anticipating subsoil conditions, with reports and appropriate recommendations.
3)	Traffic Studies, Engineering, Landscape, specifications writer, life safety consultant, waterproofing consultant and/or any other necessary consultant’s fees shall be contracted directly by the Owner and shall be coordinated by the Architect.
4)	Ownership and copyright of design remain property of Architect.
5)	All advertising, signage, marketing brochures and editorials shall represent and credit Kobi Karp Architecture & Interior Design as the Architect for the project. Architect shall place a sign prominently on the property during Design and Construction Phase.
6)	No written or verbal alteration of this Agreement is valid.
7)	In recognition of the relative risks, rewards and benefits of the project to both the Client and the Architect, the risks have been allocated so that the Client agrees, to the fullest extent permitted by the law and notwithstanding any other provisions of this agreement, to limit the total liability of the Architect to the Client and all contractors and subcontractors on the job, for any and all injuries, losses, expenses, damages of any nature whatsoever and claim expenses arising out of this agreement, from any cause or causes, so that the total aggregate liability of the Architect shall not exceed the amount charged for architectural services pursuant to this agreement or $50,000, whichever is less.
8)	PURSUANT TO SECTION 558.0035 FLORIDA STATUTES, THE ARCHITECT’S CORPORATION IS THE RESPONSIBLE PARTY FOR THE PROFESSIONAL SERVICES IT AGREES TO PROVIDE UNDER THIS AGREEMENT. NO INDIVIDUAL PROFESSIONAL EMPLOYEE, AGENT, DIRECTOR, OFFICER, OR PRINCIPAL MAY BE INDIVIDUALLY LIABLE FOR NEGLIGENCE ARISING OUT OF THIS CONTRACT.
9)	The Architect shall not be liable or responsible for any accident, loss, assault, battery, willful misconduct, defamation, false arrest, false imprisonment, invasion of privacy, intentional or negligent infliction of emotional distress, injury (including death) or damages happening or accruing during the term of the performance of the Work to persons and/or property, and Owner shall fully indemnify and protect the Architect from and against same, including without limitation, attorneys fees, costs and expenses (whether suit is instituted or not, and including pre-trial, trial and any and all appeals’ attorneys’ fees, costs and expenses). In addition to the liability imposed by law on the Owner for damages or injury (including death) to persons or property by reason of negligence or willful misconduct of the Owner or its employees, agents, guests or invitees, which liability is not impaired or otherwise affected hereby, the Owner hereby assumes liability for and agrees to save Architect harmless and indemnify it for every expense, liability, or payment by reason of any damage or injury (including death) to person or property suffered or claimed to have been suffered through any act or omission of the Owner or any of its employees, agents, representatives, independent contractors, or anyone directly or indirectly engaged by any of them or from the conditions of the premises or any part of the premises of the Project. In addition, and notwithstanding any other provisions of this Agreement, the Owner agrees, to the fullest extent permitted by law, to indemnify and hold harmless the Architect, its officers, directors and employees against all damages, liabilities or cost including reasonable attorneys’ fees and defense costs, arising out of or in any way connected with this Project or the performance by any person or entity performing work or providing services in relation to this Agreement.
10)	The Owner is required to hire a permit expeditor. Architect shall not be required to assist in permit expediting /processing.

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11)	In consideration of the agreed cap on the compensation for services, additional expenses/fees shall only be reimbursed as set forth herein or as otherwise listed in this agreement.
12)	The Architect shall provide electronic transfer media in PDF format of project-related materials and as requested by Owner or other authorized agents for the following costs:
a.	Electronic digital Files 5500.00 per transfer
13)	An electronic file CD Release Form must be signed by requester and Owner prior to release of any electronic media to any agent otherwise not a design/team consultant (i.e. MEP Engineer, structural engineer, land surveyor, civil surveyor, life safety, and any other specialty consultant on the design team)
14)	If additional drawing modifications are requested, i.e. setting up special layering for CADD files, file conversions from CADD to Photoshop, jpg, tiff format, binding drawings, etc. The associated time shall be billed at actual cost plus 25% prior to preparation of transfer media both parties shall be in agreement of such requests.
15)	If this Agreement is not executed within 45 days of receipt of said agreement, the fees shall be subject to change.
16)	The Architect shall have no responsibility for a liability in connection with the discovery, presence, handling, containment, removal or disposal of or exposure of persons to asbestos, asbestos products, polychlorinated biphenyl (PCB) or other toxic substances (collectively, ‘‘Hazardous Materials”) in any form at the Project site. If the Architect encounters or otherwise becomes aware of presence of Hazardous Materials, the Architect shall notify the Owner immediately, orally and in writing of the condition. The Owner shall thereafter engage properly qualified experts and contractors to evaluate the Hazardous Materials and provide for their removal or containment. The Owner shall indemnify, hold harmless and defend the Architect and its employees from any claims, causes of actions, costs or expenses, including attorneys’ fees, arising out of or relating to the presence of Hazardous Materials at the Project Site.

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17)	The Owner acknowledges that it is impossible to anticipate all conditions which may arise in the absence of full exploratory testing. Accordingly, in the event that conditions are uncovered during construction that could not reasonably have been anticipated by the Architect in the absence of exploratory testing, then the Architect shall be compensated on an Additional Services basis for revisions to the Construction Documents and related professional services necessitated by said unanticipated conditions.
18)	The Architect shall not be responsible for delays or changes from: (1) acts, omissions to act, or failure to act in a timely manner by the Owner, Municipality, the Contractor, Subcontractors and their respective agents and employees; (2) “Force Majeure Events” which shall include, but not be limited to, acts of God; strikes, lockouts or other labor disturbances (except the Owner’s and/or Architect’s own employees); civil unrest; embargoes; shortage or unavailability of materials or labor; and unforeseen changes in applicable laws or regulations; (3) any other matters beyond the reasonable control of the Architect in such an event, the Project schedule should be equitably adjusted by agreement of the parties to compensate for the effect of such delays.
19)	Mold Mitigation. Architect is not responsible, Owner must ensure.
a.	The General Contractor shall take measures to deliver to the Owner a continuous water tight building envelope which will provide a solid to water entry.
b.	Provide weeps at masonry system which may cause moisture.
c.	Provide necessary site work to move water away from the building during construction.
d.	General contractor shall complete and seal the building envelope prior to installing wall board and any finish material.
e.	The Contractor shall establish procedures to provide deliver and store materials so as to prevent water damage. All materials shall be inspected for water damage prior to accepting delivery.
f.	The contractor shall take reasonable steps to maintain effective dry-in conditions during the “controlled” phase of construction.
g.	The Contractor shall ensure that all surfaces are dry and unexposed to sources of humidity prior to covering them with finish materials
h.	The Contractor shall establish protocol for dealing with any large and unexpected water intrusion into completed portions of the building.
i.	Upon completion of construction, the General Contractor shall deliver to the Owner all available material, including but not limited to manufacturer’s recommendations so as to facilitate the development of a building operations and maintenance plan.

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20)	If any subpoena or court order is served upon Kobi Karp Architecture & Interior Design, Inc. and/or any of its staff or subcontractors requiring the presentation of documents or appearance at a deposition trial, or for other discovery purposes, arising out of services provided under this Agreement, Owner shall pay the charges applicable to Kobi Karp Architecture & Interior Design, Inc. compliance with the subpoena or court order. Charges will accrue on an actual time and related expense basis in accordance with the standard rates in effect at the time of service upon Kobi Karp Architecture & Interior Design, Inc. of the subpoena or court order Invoices will include time and expenses incurred gathering, organizing and duplicating documents, preparing to give testimony , travel and testifying in deposition or trial.
21)	The parties to this Agreement mutually agree that if any Person or Entity other than Owner, files an action arising from or related to the professional services contemplated by the terms of this Agreement, the Owner shall pay, within twenty (20) days of Notice to Owner of the service of the initial Complaint an amount of $50,000, or, in consideration for the first $10,000 paid under this Agreement, indemnify KKAID from any and all claims asserted by the Person or Entity, regardless of the nature of the claim asserted, which the parties agree is an amount related to the claims on this Project.
22)	No deductions shall be made from the Architect’s compensation on account of penalty, liquidated damages or other amounts withheld from payments to contractors, or on account of the cost of changes in the Work.
23)	At Owner’s request, the Architect will provide the Owner, the Owner’s consultants, the Contractor and others with electronic copies of the Architect’s Instruments of Service. The Owner understands that electronic data is subject to discrepancies arising from differences in computer hardware, software and software settings; hardware and software malfunction and user error and is subject to unauthorized tampering, modification and alteration (collectively “Discrepancies and Unauthorized Use”). Accordingly, the Architect makes no representation regarding and shall not be responsible for the accuracy of information provided in electronic data to release the Architect from all claims, causes of action, suits, demands, and damages arising from or relating to Discrepancies and Unauthorized Use of Instruments of Service provided in electronic format. Provision of one electronic copy of any of the Architect’s electronically created Instruments of Service at the end of each of the Schematic Design, Design Development and Construction Documents Phases, in PDF format and on media readily available to the Architect in his office is included in Basic Services. These can be provided to Owner’s consultant(s) or engineer(s) as appropriate for project completion as it relates to MEP, Structural, etc. Provision of additional copies of electronic data, or conversion of Instruments of Service into formats other than those in which they were created shall be an Additional Service. The cost of service bureau translations and the cost of the media on which electronic data is provided shall be Reimbursable Expense. Whenever possible, the Owner shall provide and cause his consultants to provide the Architect with both paper and electronic copies of information required to be provided under this Agreement or necessary for the proper provision of the Architect’s services. If information that the Architect requires in electronic format is provided in a form that the Architect cannot use without conversion, the Architect will either convert the information provided into an electronic format that can be used or contract with a service bureau conversion shall be a Reimbursable Expense.

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24)	The effort involved in providing drawings for and supervising the Construction of Owner-requested models, renderings and mockups is an Additional Service. Models requested by the Owner may be used by the Owner during the design and construction of the project, but, like other Instruments of Service, they remain the property of the Architect and shall be returned to the Architect prior to the termination of this Agreement.
25)	The Architect shall have no liability for the actual performance of any architectural components or other equipment or assemblies designed or specified by the Architect. Owner agrees to look solely to its consultants, contractor, vendor or supplier of such architectural components equipment or assemblies with respect to any claims damages related to the performance of such architectural components or other equipment or assemblies.
26)	Owner agrees that Architect shall have no liability for construction cost. Architect shall have no liability or responsibility for the costs of construction as that is solely the responsibility of the Owner and/or its Contractor. Additionally, Architect shall not be responsible for any County, State, City fees, including but not limited to permit fees, impact fees, licenses fees, change of use or certificates of use or fees of any kind whatsoever.
27)	The Owner is required to supply the Architect with a professional survey of interior spaces (if necessary).
28)	If with the written agreement of the Architect, the Owner uses the Instruments of Service in connection with repairs, modifications, addition work, alteration work, tenant related work or extensions of the Project, the Owner shall defend, indemnify and hold the Architect harmless from all loss, cost, claims and liabilities, including reasonable attorneys fees, resulting from the use of such Instruments of Service without the Architect’s involvement in connection with modifications or extensions to the Project except to the extent of such loss, cost, claim or liability arose out of negligent acts or omissions in the Instruments of Service as originally prepared by the Architect, the Architect shall be entitled to retain copies of the Instruments of Service for record and archival purposes.
29)	This Agreement constitutes the entire understanding and agreement between the parties hereto concerning the subject matter hereof, and supersedes any and all prior agreements or understandings between the parties concerning the subject matter hereof. No representations, inducements, promises, agreements, arrangements or undertakings between the parties, not embodied herein, shall have any force or effect.

Article 12          SCOPE OF THE AGREEMENT

§ 12.1 This Agreement represents the entire and integrated agreement between the Owner and the Architect and supersedes all prior negotiations, representations or agreements, either written or oral. This Agreement may be amended only by written instrument signed by both Owner and Architect.

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This Agreement entered into as of the day and year first written above.

OWNER	ARCHITECT

/s/ Richard Meruelo	/s/ Kobi Karp
(Signature)	(Signature)

Richard Meruelo Rebuild Miami Edgewater, LLC	Kobi Karp - President Kobi Karp Architecture & Interior Design Inc.
(Printed name and title)	(Printed name and title)

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